Exhibit 21.1

SUBSIDIARIES OF ALX ONCOLOGY HOLDINGS INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ALX Oncology Limited	Ireland
ALX Oncology Incorporated	Delaware